                                                                       Exhibit 1
                              AGREEMENT OF MERGER


          THIS AGREEMENT OF MERGER ("Agreement") is made as of December 19, 1996, by and among PACIFIC GAS AND ELECTRIC COMPANY, a California corporation ("PG&E"), PG&E MERGER COMPANY, a California corporation ("MergeCo"), and PG&E CORPORATION, a California corporation ("ParentCo"), with reference to the following facts:

          A. PG&E has authorized capital consisting of (i) 800,000,000 shares of Common Stock, with par value of $5 per share ("PG&E Common Stock"), of which approximately 409,964,990 shares are issued and outstanding; (ii) 75,000,000 shares of First Preferred Stock, with par value of $25 per share ("First Preferred Stock"), of which 21,582,229 shares (consisting of 13 separate series) are issued and outstanding; and (iii) 10,000,000 shares of $100 First Preferred Stock, with par value of $100 per share ("$100 First Preferred Stock"), of which no shares are issued and outstanding.

          B. MergeCo has authorized capital consisting of 1,000 shares of Common Stock ("MergeCo Common Stock"), of which 100 shares are issued and outstanding and owned beneficially and of record by ParentCo.

          C. ParentCo has authorized capital consisting of 800,000,000 shares of Common Stock ("ParentCo Common Stock"), of which 100 shares are issued and outstanding and owned beneficially and of record by PG&E, and 85,000,000 shares of Preferred Stock, none of which have been issued.

          D. The Boards of Directors of the respective parties hereto deem it advisable to merge MergeCo with and into PG&E (the "Merger") in accordance with the California General Corporation Law ("California GCL") and this Agreement for the purpose of establishing ParentCo as the parent corporation for PG&E in a transaction intended to qualify for tax-free treatment.

          NOW, THEREFORE, in consideration of the premises and agreements contained herein, the parties agree that (i) MergeCo shall be merged with and into PG&E (the "Merger"), (ii) PG&E shall be the corporation surviving the Merger, and (iii) the terms and conditions of the Merger, the mode of carrying it into effect, and the manner of converting and exchanging shares of capital stock shall be as follows:

                                   ARTICLE 1

                                  THE MERGER
                                  ----------

          1.1  Officers' Certificates.  Subject to and in accordance with the
               ----------------------
provisions of this Agreement, officers' certificates of PG&E and MergeCo shall be signed and verified and thereafter delivered, together with a copy of this Agreement, to the office of the Secretary of State of California for filing, all as provided in Section 1103 of the California GCL.

          1.2  Effective Time.  The Merger shall become effective at 12:01 a.m.
               --------------
on January 1, 1997 (the "Effective Time"). At the Effective Time, the separate existence of MergeCo shall cease and MergeCo shall be merged with and into PG&E, which shall continue its corporate existence as the surviving corporation (PG&E and MergeCo being sometimes referred to herein as the "Constituent Corporations" and PG&E, as the surviving corporation, being sometimes referred to herein as the "Surviving Corporation"). PG&E shall succeed, without other transfer, to all the rights and property of MergeCo and shall be subject to all the debts and liabilities of MergeCo in the same manner as if PG&E had itself incurred them. All rights of creditors and all liens upon the property of each of PG&E and MergeCo shall be preserved unimpaired.

          1.3  Appropriate Actions.  Prior to and after the Effective Time,
               -------------------
ParentCo, PG&E and MergeCo, respectively, shall take all such actions as may be necessary or appropriate in order to effectuate the Merger. In this connection, ParentCo shall issue the shares of ParentCo Common Stock into which outstanding shares of PG&E Common Stock will be converted on a share-for-share basis to the extent provided in Article 2 of this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full title to all properties, assets, privileges, rights, immunities and franchises of either of the Constituent Corporations, the officers and directors of each of the Constituent Corporations as of the Effective Time shall take all such further action.

                                   ARTICLE 2

                   TERMS OF CONVERSION AND EXCHANGE OF SHARES
                   ------------------------------------------

          At the Effective Time:

          2.1  PG&E Common Stock.  Each share of PG&E Common Stock issued and
               -----------------
outstanding immediately prior to the Merger shall be automatically changed and converted into one share of ParentCo Common Stock, which shall thereupon be issued and fully-paid and non-assessable; provided, however, that such conversion shall not affect shares of holders, if any, who perfect their rights as dissenting shareholders under Chapter 13 of the California GCL.

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          2.2  PG&E Preferred Stock.  Shares of the First Preferred Stock and
               --------------------
$100 First Preferred Stock of PG&E issued and outstanding immediately prior to the Merger shall not be converted or otherwise affected by the Merger. Each such share shall continue to be (i) issued and outstanding and (ii) a fully-paid and non-assessable share (of First Preferred Stock or $100 First Preferred Stock, as the case may be) of the Surviving Corporation.

          2.3  MergeCo Shares.  The shares of MergeCo Common Stock issued and
               --------------
outstanding immediately prior to the Merger shall be automatically changed and converted into all of the issued and outstanding shares of Common Stock of the Surviving Corporation, which shall thereupon be issued and fully-paid and non-assessable, with the effect that the number of issued and outstanding shares of Common Stock of the Surviving Corporation shall be the same as the number of issued and outstanding shares of PG&E Common Stock immediately prior to the Effective Time.

          2.4  ParentCo Shares.  Each share of ParentCo Common Stock issued and
               ---------------
outstanding immediately prior to the Merger shall be canceled.

                                   ARTICLE 3

                      ARTICLES OF INCORPORATION AND BYLAWS
                      ------------------------------------

          3.1  PG&E's Restated Articles.  From and after the Effective Time, and
               ------------------------
until thereafter amended as provided by law, the Restated Articles of Incorporation of PG&E as in effect immediately prior to the Merger shall be and continue to be the Restated Articles of Incorporation of the Surviving Corporation, except that Article NINTH shall be deleted in its entirety.

          3.2  PG&E's Bylaws.  From and after the Effective Time, and until
               -------------
thereafter amended as provided by law, the Bylaws of PG&E as in effect immediately prior to the Merger shall be and continue to be the Bylaws of the Surviving Corporation.

                                   ARTICLE 4

                             DIRECTORS AND OFFICERS
                             ----------------------

          The persons who are directors and officers of PG&E immediately prior to the Merger shall continue as directors and officers, respectively, of the Surviving Corporation and shall continue to hold office as provided in the Bylaws of the Surviving Corporation. If, at or following the Effective Time, a vacancy shall exist in the Board of Directors or in the position of any officer of the Surviving Corporation, such vacancy may be filled in the manner provided in the Bylaws of the Surviving Corporation.

                                   ARTICLE 5

                              STOCK CERTIFICATES
                              ------------------

          5.1  Pre-Merger PG&E Common Stock.  Following the Effective Time, each
               ----------------------------
holder of an outstanding certificate or certificates theretofore representing shares of PG&E Common Stock may, but shall not be required to, surrender the same to ParentCo for cancellation or transfer, and each such holder or transferee will be entitled to receive a certificate or certificates representing the same number of shares of ParentCo Common Stock as the shares of PG&E Common Stock previously represented by the stock certificate(s) surrendered.

          5.2  Outstanding Certificates.  Until surrendered or presented for
               ------------------------
transfer in accordance with Section 5.1 above, each outstanding certificate which, prior to the Effective Time, represented PG&E Common Stock shall be deemed and treated for all corporate purposes to represent the ownership of the same number of shares of ParentCo Common Stock as though such surrender or transfer and exchange had taken place.

          5.3  PG&E Stock Transfer Books.  The stock transfer books for PG&E
               -------------------------
Common Stock shall be deemed to be closed at the Effective Time and no transfer of shares of PG&E Common Stock outstanding prior to the Effective Time shall thereafter be made on such books.

          5.4    Post-Merger Rights of Holders.  Following the Effective Time,
                ------------------------------
the holders of certificates representing PG&E Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to stock of the Surviving Corporation and their sole rights shall be with respect to the ParentCo Common Stock into which their shares of PG&E Common Stock shall have been converted by the Merger, subject to the rights of any dissenting shareholders under Chapter 13 of the California GCL.

                                   ARTICLE 6

                            CONDITIONS OF THE MERGER
                            ------------------------

          Completion of the Merger is subject to the satisfaction of the following conditions:

          6.1  Shareholder Approval.  The principal terms of this Agreement
               --------------------
shall have been approved by such holders of capital stock of each of the Constituent Corporations as is required by the California GCL.

          6.2  ParentCo Common Stock Listed.  The ParentCo Common Stock to be
               ----------------------------
issued and to be reserved for issuance pursuant to the Merger shall have been approved for listing, upon official notice of issuance, by the New York Stock Exchange.

                                   ARTICLE 7

                           AMENDMENT AND TERMINATION
                           -------------------------

          7.1  Amendment.  The parties to this Agreement, by mutual consent of
               ---------
their respective boards of directors, may amend, modify or supplement this Agreement in such manner as may be agreed upon by them in writing at any time before or after approval of this Agreement by the pre-Merger shareholders of PG&E (as provided in Section 6.1 above); provided, however, that no such amendment, modification or supplement shall, if agreed to after such approval by the pre-Merger shareholders of PG&E, change any of the principal terms of this Agreement.

          7.2  Termination.  This Agreement may be terminated and the Merger and
               -----------
other transactions provided for by this Agreement may be abandoned at any time, whether before or after approval of this Agreement by the pre-Merger shareholders of PG&E, by action of the board of directors of PG&E if such board of directors determines for any reason that the completion of the transactions provided for herein would for any reason be inadvisable or not in the best interests of PG&E or its shareholders.

                                   ARTICLE 8

                                 MISCELLANEOUS
                                 -------------

          8.1  Approval of ParentCo Shares.  By its execution and delivery of
               ---------------------------
this Agreement, PG&E, as the sole pre-Merger shareholder of ParentCo, consents to, approves and adopts this Agreement and approves the Merger, subject to approval of this Agreement by the pre-Merger shareholders of PG&E (as provided in Section 6.1 above).

          8.2  Approval of MergeCo Shares.  By its execution and delivery of
               --------------------------
this Agreement, ParentCo, as the sole pre-Merger shareholder of MergeCo, consents to, approves and adopts this Agreement and approves the Merger, subject to approval of this Agreement by the pre-Merger shareholders of PG&E (as provided in Section 6.1 above).

          8.3  No Counterparts.  This Agreement may not be executed in
               ---------------
counterparts.

          IN WITNESS WHEREOF, PG&E, ParentCo and MergeCo, pursuant to approval and authorization duly given by resolutions adopted by their respective boards of directors, have each caused this Agreement to be executed by its chairman of the board or its president or one of its vice presidents and by its secretary or one of its assistant secretaries.


                              PG&E:

                              PACIFIC GAS AND ELECTRIC COMPANY,
                              a California corporation



                              By:            /s/ Stanley T. Skinner
                                 --------------------------------------------
                              Its:  Chairman and Chief Executive Officer



                              By:           /s/ Leslie Everett
                                 --------------------------------------------
                              Its:  Secretary


                              ParentCo:

                              PG&E CORPORATION,
                              a California corporation



                              By:           /s/ Stanley T. Skinner
                                 --------------------------------------------
                              Its:  Chairman and Chief Executive Officer



                              By:           /s/ Leslie Everett
                                 --------------------------------------------
                              Its:  Secretary

                              MergeCo:

                              PG&E MERGER COMPANY,
                              a California corporation



                              By:           /s/ Bruce R. Worthington
                                 ---------------------------------------------
                              Its:  President



                              By:           /s/ Bruce R. Worthington
                                 ---------------------------------------------
                              Its:  Secretary